EXHIBIT 21


                                                        State of Incorporation

Subsidiaries of Indiana Gas Company, Inc. (Parent) -
     Richmond Gas Corporation,
        d/b/a Indiana Gas Company, Inc.                        Indiana
     Terre Haute Gas Corporation,
        d/b/a Indiana Gas Company, Inc.                        Indiana